Exhibit 12.1

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Ratio of earnings to fixed charges including interest on deposits:
Income (loss) before income taxes	$4,674	$(23,347)	$(37,527)	$2,748	$(12,962)	$10,505	$11,427
Fixed charges	9,808	13,200	25,207	31,679	37,976	48,267	46,590

	$14,482	$(10,147)	$(12,320)	$34,427	$25,014	$58,772	$58,017

Fixed charges:
Interest expense	$9,392	$12,727	$24,304	$30,731	$36,997	$47,252	$45,637
Interest factor in rent expense	416	473	903	948	979	1,015	953

	$9,808	$13,200	$25,207	$31,679	$37,976	$48,267	$46,590

Ratio of earnings to fixed charges	1.48	(0.77)	(0.49)	1.09	0.66	1.22	1.25

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Ratio of earnings to fixed charges excluding interest on deposits:
Income (loss) before income taxes:	$4,674	$(23,347)	$(37,527)	$2,748	$(12,962)	$10,505	$11,427
Fixed charges	5,234	5,323	10,607	10,666	10,105	9,608	16,070

	$9,908	$(18,024)	$(26,920)	$13,414	$(2,857)	$20,113	$27,497

Fixed charges:
Interest expense	$9,392	$12,727	$24,304	$30,731	$36,997	$47,252	$45,637
Interest factor in rent expense	416	473	903	948	979	1,015	953
Less interest on deposits	(4,574)	(7,877)	(14,600)	(21,013)	(27,871)	(38,659)	(30,520)

	$5,234	$5,323	$10,607	$10,666	$10,105	$9,608	$16,070

Ratio of earnings to fixed charges	1.89	(3.39)	(2.54)	1.26	(0.28)	2.09	1.71

Computation of Consolidated Ratios of Earnings to Combined Fixed

Charges and Preferred Dividends

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Ratio of earnings to fixed charges and preferred dividends including interest on deposits:
Income (loss) before income taxes	$4,674	$(23,347)	$(37,527)	$2,748	$(12,962)	$10,505	$11,427
Fixed charges	11,429	14,942	28,651	35,086	38,242	48,267	46,590

	$16,103	$(8,405)	$(8,876)	$37,834	$25,280	$58,772	$58,017

Fixed charges:
Interest expense	$9,392	$12,727	$24,304	$30,731	$36,997	$47,252	$45,637
Interest factor in rent expense	416	473	903	948	979	1,015	953
Pre-tax earnings to cover preferred dividends	1,621	1,742	3,444	3,407	266	—	—

	$11,429	$14,942	$28,651	$35,086	$38,242	$48,267	$46,590

Ratio of earnings to fixed charges and preferred dividends	1.41	(0.56)	(0.31)	1.08	0.66	1.22	1.25

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Ratio of earnings to fixed charges and preferred dividends excluding interest on deposits:
Income (loss) before income taxes	$4,674	$(23,347)	$(37,527)	$2,748	$(12,962)	$10,505	$11,427
Fixed charges	6,855	7,065	14,051	14,073	10,371	9,608	16,070

	$11,529	$(16,282)	$(23,476)	$16,821	$(2,591)	$20,113	$27,497

Fixed charges:
Interest expense	$9,392	$12,727	$24,304	$30,731	$36,997	$47,252	$45,637
Interest factor in rent expense	416	473	903	948	979	1,015	953
Pre-tax earnings to cover preferred dividends	1,621	1,742	3,444	3,407	266	—	—
Less interest on deposits	(4,574)	(7,877)	(14,600)	(21,013)	(27,871)	(38,659)	(30,520)

	$6,855	$7,065	$14,051	$14,073	$10,371	$9,608	$16,070

Ratio of earnings to fixed charges and preferred dividends	1.68	(2.30)	(1.67)	1.20	(0.25)	2.09	1.71